Comanche Clean Energy Corporation

(the "Company")

MINUTES OF A GENERAL MEETING OF AN EXTRAORDINARY MEETING OF THE COMPANY HELD AT 6:00PM, SAO PAULO, BRASIL, TIME, ON 19 JUNE 2009 AND BY TELEPHONE

Present:	Alicia Noyola Thomas G. Cauchois Castanhera Acquisition Company
In Attendance:	The following were in attendance by proxy: Sandelman Partners Multi-Strategy Master Fund, Ltd. Sandelman Partners Opportunity Master Fund, LP UBS AG London Luxor Capital Group, LP Joao Eduardo Pesciotto de Carvalho Elaine Freitas Leme Cardoso Sanjay Pai Todd M Pitcher Armstrong Equity Partners Deephaven Growth Opportunities Subfund Trading Ltd Deephaven Distressed Op Trading Ltd Whitebox Hedged High Yield Partners, L.P.

1 Constitution of the Meeting

The chairman noted that notice of the meeting had been given to all the members of record (the "Members"); that proxies for the Members listed above as in attendance by proxy had been duly deposited with the Company; and that a quorum of Members were present in person or by proxy; and he also confirmed that all persons attending by telephone could hear and be heard. Accordingly, he declared the meeting duly constituted.

2 Officers of the Meeting

It was resolved that Thomas G. Cauchois and Alicia Noyola be appointed as chairman and as secretary, respectively, of the meeting

3 Proposed Amendments to the Articles of Association

3.1 The secretary proposed that amendments be made to the Articles of Association with effect from the date hereof as set out below:

THAT the following definitions be added lexicographically to Article 1 of the Articles of Association as follows:

"**Distribution Amount**" means, per Preference Share, the distribution amount determined by resolution of the Directors from time to time.

"**Equity Event**" means, within one year of the date on which any Preference Shares are first issued, the Company has received cash contributions to its equity capital aggregating at least US$10,000,000.

"**Majority in Interest**" means, at the relevant time, either (i) Preference Shareholders holding Preference Shares that represent more than fifty per cent. of the total Issue Price of all Preference Shares then in issue, or (ii) Noteholding Members holding Notes that represent more than fifty per cent. of the total principal amount of all Notes then in issue, as the context may require.

"**Noteholding Member**" means any Member that also holds a Note issued in favour of such Member by the Company.

"**Note**" means any Senior Secured 12.5% Notes due June 18, 2013 which has been issued by the Company and is subsisting and has not been discharged, terminated or cancelled in accordance with its terms.

"**Preference Shareholder**" means a holder of Preference Shares.

"**Re-Designation Adjustments**" means, if the Company at any time that any Preference Shares remain issued and outstanding, (i) pays a dividend or makes a distribution payable in Ordinary Shares on any class of shares of capital stock of the Company, (ii) subdivides its outstanding Ordinary Shares into a greater number of shares, (iii) combines its outstanding Ordinary Shares into a smaller number of shares, or (iv) issues any shares of capital stock by reclassification of its Ordinary Shares, the Re-designation Price in effect at the opening of business on the date following the date fixed for the determination of stockholders entitled to receive such dividend or distribution or at the opening of business on the day following the day on which such subdivision, combination or reclassification becomes effective, as the case may be, shall be adjusted so that the holder of any Preference Shares thereafter re-designated shall be entitled to receive the number of Ordinary Shares that such holder would have owned or have been entitled to receive after the happening of any of the events described above had such

Preference Shares been re-designated immediately prior to the record date in the case of a dividend or distribution or the effective date in the case of a subdivision, combination or reclassification. This adjustment shall become effective immediately upon the opening of business on the day next following the record date in the case of a dividend or distribution and shall become effective immediately upon the opening of business on the day next following the effective date in the case of a subdivision, combination or reclassification

"Trading Day" means any business day upon which the Ordinary Shares are traded on an exchange.

THAT new Articles 6A and B each be included in the Articles of Association as follows:

Rights attaching to Shares

6A The Ordinary Shares shall have the following rights:

(1) as to voting: the holder of an Ordinary Share shall (in respect of such Ordinary Share) have the right to receive notice of, attend at and vote as a Member at any general meeting of the Company; and

(2) as to capital: an Ordinary Share shall confer upon the holder the right in a winding-up to repayment of capital as set out in these Articles but shall confer no other right to participate in the profits or assets of the Company; and

(3) as to income: subject to the Statute, any contractual limitations to which the Company is bound, including without limitation those set out in the terms of any debt securities issued by the Company, the Ordinary Shares shall confer on the holders thereof the right to receive dividends, as provided for in these Articles provided that no dividends shall be paid until the relevant Distribution Amounts have been paid to the holders of the Preference Shares.

6B The Preference Shares shall have the following rights:

(1) as to voting: subject to these Articles, the holder of a Preference Share shall not (in respect of such Preference Share) have the right to receive notice of, attend at or vote as a Member at any general meeting of the Company, but may vote at a separate Class meeting convened in accordance with these Articles; and

(2) as to capital: the Preference Shares shall confer upon the holder thereof the right to participate in the surplus assets of the Company after the payment of all creditors and the return of the par value of the Ordinary Shares to the holders thereof as provided for in these Articles; and

(3) as to income: subject to the Statute and any contractual limitations to which the Company is bound, including without limitation those set out in the terms of any debt securities issued by the Company, the Preference Shares shall confer on the holders thereof the right to receive dividends as provided for in these Articles (the "**Dividend Entitlement**").

THAT a new Article 35D be included in the Articles of Association as follows:

35D The rights set out in this Article 35:

(4) shall not apply to a Preference Share;

(5) shall not apply to any issue of Shares upon the conversion of any warrant issued by the Company to the holder thereof where such warrant was issued on or before 19 June 2009; and

(6) shall not apply upon any re-designation of any Preference Share into any other class of Share.

THAT Article 91 be deleted and replaced in its entirety with the following new Articles 91A and 91B:

91 The Company may by Ordinary Resolution appoint any person to be a Director or may by Ordinary Resolution remove any Director, provided that, if the Directors have not notified the Members that an Equity Event has occurred before the first anniversary of the first issue of Preference Shares, then:

(a) a Majority in Interest of the holders of the Preference Shares in issue at the relevant time may, by resolution, appoint any number of persons each to be a Director so that such persons appointed by the Preference Shareholders will, at that time, represent a majority of the Directors then appointed; and

(b) if any Director appointment is made by the Preference Shareholders pursuant to this Article 91, a Majority in Interest of the Noteholding Members in existence at the relevant time may, by resolution, appoint any two persons each to be a Director and a Majority in Interest of the Noteholding Members in existence at the relevant time may, by resolution, remove and/or replace any of the two Directors appointed pursuant to this Article 91(b).

Every appointment of a Director by the Preference Shareholders or the Noteholding Members will take effect only when the written notice of appointment is received from the nominating Noteholding Members or the Preference Shareholders, as applicable, and the written consent to act as a Director is received from that nominated individual at the registered office of the Company and every removal of such a Director will take effect when the written notice of removal is received from the nominating

Noteholding Members or the Preference Shareholders, as applicable, and the written resignation is received from the Director at the registered office of the Company.

THAT Article 94 be deleted and replaced in its entirety with the following new Article 94:

94 A quorum for a Directors meeting is constituted by the attendance (in person or by alternate) of at least three Directors, including at least one Director not appointed by either a Noteholding Member or a Preference Shareholder. No business is to be transacted at a Directors meeting unless a quorum is present. A person who holds office as an alternate Director shall, if his appointor is not present, be counted in the quorum. A Director who also acts as an alternate Director shall, if his appointor is not present, count twice towards the quorum.

THAT Article 126 in the Articles of Association be deleted and replaced in its entirety with the following new Article 126:

126 Subject to the Statute and these Articles, the Directors may declare Dividends and distributions and authorise payment of the Dividends or distributions out of the funds of the Company lawfully available therefor (i) first, on each Preference Share up to the aggregate Distribution Amount the applicable holder is entitled to receive, as provided by resolution of the Directors, and (ii) second, after payment of any accrued but unpaid Distribution Amounts to each Preference Shareholder, on each Ordinary Share. No Dividend or distribution shall be paid except out of the realised or unrealised profits of the Company, or out of the share premium account or as otherwise permitted by the Statute.

THAT Article 144 be deleted and replaced in its entirety with the following new Article 144:

144 If the Company is wound up then, subject to a deduction from those Shares in respect of which there are monies due of all monies payable to the Company:

(1) The holders of the Preference Shares at the date of the passing of the resolution to wind up the Company, or the date that a court order is made to wind up the Company shall be entitled to receive out of the assets of the Company available for distribution to Members, before any distribution of assets is made to Holders of the Ordinary Shares, an amount equal to US$1,000 in respect of each Preference Share held by them plus any accrued but unpaid Dividend Entitlement (the "**Liquidation Entitlement**");

(2) if the assets available for distribution to Holders of the Preference Shares are not sufficient to pay to such holders their Liquidation

Entitlement in respect of each Preference Share the available assets shall be distributed to holders of the Preference Shares pro rata according to the number of Preference Shares held by them; and

(3) the balance of the assets of the Company available for distribution to Members shall be distributed to the Holders of the Ordinary Shares according to the number of Ordinary Shares held by them.

THAT new Articles 149, 150, 151 and 152 each be included in the Articles of Association as follows:

Re-Designation Rights

149 Subject to these Articles, upon the occurrence of any of the following events (each a "**Re-designation Event**"), as determined solely by resolution of the board of the Directors of the Company from time to time:

(1) receipt by the Company on any Trading Day of a written notice from a holder of Preference Shares requesting that all or any Preference Shares held by such holder be re-designated as Ordinary Shares ("**Optional Re-designation**");

(2) if, at any time, the weighted average price of the Ordinary Shares has equalled or exceeded 150% of the Re-designation Price over 20 or more consecutive Trading Days and upon the service of a written notice on the holder of any Preference Shares from the Company with such written notice stating the number of Preference Shares held by such holder be re-designated into Ordinary Shares ("**Company Re-designation**"); and

(3) an Equity Event has occurred ("**Equity Re-designation**"),

all of the Preference Shares with US$0.001 par value each subject to the applicable Re-Designation Event and as detailed in the applicable Director's resolution, be re-designated as Ordinary Shares of US$0.001 par value each with immediate effect and with each such re-designated share having the rights attached to Ordinary Shares in accordance with the Articles of Association of the Company.

150 On any Optional Re-Designation, the holder of the Preference Shares subject to such re-designation shall have the right to receive a number of Ordinary Shares determined by dividing (i) US$1,000 together with accrued but unpaid dividends (the "**Liquidation Preference Amount**") corresponding to such Preference Shares to be re-designated, by (ii) US$1.50, subject to the Re-Designation Adjustments set out below (the "**Re-designation Price**").

151 On any Company Re-designation, the holder of the Preference Shares subject to such re-designation shall have the right to receive a number of Ordinary Shares determined by dividing (i) the Liquidation Preference Amount corresponding to such Preference Shares by (ii) the Re-designation Price.

152 On any Equity Re-designation, the holder of the Preference Shares subject to such re-designation shall have the right to receive a number of Ordinary Shares determined by dividing (i) 115% of the Liquidation Preference Amount corresponding to such Preference Shares, by (ii) the Re-designation Price.

THAT the passing of this Special Resolution shall constitute the granting of class consent by the Ordinary Shareholders in accordance with Article 19 of the Articles of Association of the Company.

3.2 On a poll of those present in person or by proxy called by the Chairman, it was declared that 100% of the Shares held by those present in person or by proxy and voting were voted in favor of and none of the Shares held by those present in person or by proxy and voting were voted against the resolution set out above and accordingly **IT WAS RESOLVED AS A SPECIAL RESOLUTION THAT**, the Company's Memorandum and Articles of Association be and the same hereby are amended by as herein set out.

3.3 It was noted that Castanhera Acquisition Company abstained from voting.

3.4 It was noted that the Company's Cayman Islands legal counsel, Maples and Calder, will attend to the registration of the Special Resolution with the Registrar of Companies in the Cayman Islands.

4 Termination of Meeting

There being no further business the meeting was concluded

Chairman

Secretary